                                                                Exhibit 12



                        KANSAS GAS AND ELECTRIC COMPANY
              Computations of Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)

                                                                            Year Ended December 31,
                                                  --------------------------------------------------------------------------
                                                     2000            1999           1998           1997            1996
                                                   ----------    ----------      -----------    ------------      ----------
Earnings from
  continuing operations. . . . . . .              $   120,683    $  119,248      $   148,736      $   69,536      $  132,532
                                                  -----------    ----------      -----------      ----------      ----------
 Interest expense. . . . . . . . . .                   50,612        49,518           49,358          50,450          58,062

 Interest on Corporate-owned
     Life Insurance Borrowings . . .                   39,444        31,450           32,368          31,253          27,636
 Interest Applicable to
     Rentals . . . . . . . . . . . .                   22,574        24,626           25,106          25,143          25,539
                                                  -----------    ----------      -----------      ----------      ----------
       Total Fixed Charges . . . . .                  112,630       105,594          106,832         106,846         111,237
                                                  -----------    ----------      -----------      ----------      ----------

Earnings (1) . . . . . . . . . . . .              $   233,313    $  224,842      $   255,568      $  176,382      $  243,769
                                                  ===========    ==========      ===========      ==========      ==========
  Ratio of Earings to Fixed
 Charges . . . . . . . . . . . . .                       2.07       2.13             2.39           1.65            2.19


(1) Earnings are deemed to consist of net income to which has been added income taxes (including net deferred investment tax credit) and fixed charges. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor.